420 Throckmorton Street Suite 200 Ft. Worth, Texas 76102 1-800-280-2404

January 21, 2017

Additive Manufacturing, LLC
Tory Sirkin - Owner
31877 Del Obispo St., #213
San Juan Capistrano, CA 92675
www.additivemanufacturingllc.com

Dear Mr. Sirkin:

This letter of intent outlines the material terms of Galenfeha, Inc.’s proposed acquisition of Additive Manufacturing, LLC, per our previous discussions. Upon your acceptance of this letter, we agree to negotiate a definitive agreement for completion of the acquisition. Except where otherwise noted, this letter and its terms are non-binding between Additive Manufacturing, LLC and Galenfeha, Inc., and are subject to the completion of the terms and conditions set forth below.

Basic Terms and Conditions – outline of material terms:

1. Galenfeha, Inc. will purchase all of Additive Manufacturing, LLC’s stock, subject to approval by the Additive Manufacturing, LLC shareholders, for a total cash consideration of $14,000,000. An initial payment of $7,000,000 will be due upon the execution of a definitive purchase agreement; the balance will be paid by Galenfeha, Inc. no later than three (3) years from the executed contract date. Both parties will strive for a closing date no later than 45 days from the date of this executed Letter of Intent.

2. The acquisition of Additive Manufacturing, LLC includes all tangible and intangible assets, equipment, contract rights, and intellectual property used in the business, and all future business resulting from previous and/or ongoing negotiations by Additive Manufacturing, LLC.

3. The definitive acquisition agreement will contain provisions, conditions, representations, and warranties ordinary and customary to transactions of the type and nature contemplated by this letter of intent.

4. Galenfeha, Inc., through the direction and decisions of its CTO, Mr. Ron Barranco, intends to maintain all current employees of Additive Manufacturing LLC. In addition, Tory Sirkin will serve as Vice President of Additive Manufacturing, LLC, for a minimum of one year. Salary and/or commission structure will be detailed in the final contract.

Binding Terms and Conditions – binding on the parties whether or not the acquisition is completed:

4. Galenfeha and Additive Manufacturing, LLC will each bear its own expenses associated with this letter, all due diligence, and consummation of the proposed acquisition contemplated herein, whether or not the proposed acquisition is actually completed.

5. The parties agree to negotiate in good faith a definitive acquisition agreement, contingent upon the completion of an audit by Galenfeha’s PCAOB auditors Malone Bailey. The audit of Additive Manufacturing, LLC, covering two (2) years of financials results, shall commence immediately upon acceptance of this letter. The purchase price outlined in the letter of intent is contingent on the findings of the Audit by Malone Bailey, and that the revenues and earnings for 2016 of approximately $7,000,000 and $2,000,000 are accurate.

6. Unless and until this letter of intent is terminated, Additive Manufacturing, LLC will not seek a purchaser for itself, any business, or current operations of Additive Manufacturing, LLC.

7. Pending the closing of the proposed acquisition, Galenfeha, Inc. and Additive Manufacturing, LLC shall each maintain its current business practices. Neither party shall enter into any extraordinary transaction without written approval from both parties.

8. Both parties will provide access to management, personnel, agents, accountants, attorneys, books, records, and facilities during normal business hours. Such access shall be limited to purposes of conducting due diligence, and shall not unduly interfere with normal business activities.

9. All information contained herein is confidential; separate Confidentiality and Non-Disclosure Agreements shall accompany this letter of intent.

10. This letter and its application and interpretation shall be subject to the laws of the states of California and Texas.

If the terms outlined above are acceptable, please sign and date this letter, together with the Confidentiality and Non-Disclosure Agreements, and return via e-mail.

Galenfeha, Inc.

/s/ James Ketner
James Ketner
President/CEO
Galenfeha, Inc.
800-280-2404

Additive Manufacturing, LLC

/s/ Tory Sirkin
Tory Sirkin
Controlling shareholder/Owner
Additive Manufacturing, LLC
949-218-3888